Exhibit 99.1

www.lilly.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.

Date: June 30, 2011

For Release: Immediately

Refer to:   (317) 354-7045 – Mark Taylor (media)

(317) 655-6874 – Phil Johnson (investors)

(317) 985-6303 – Ed Sagebiel (media)

Lilly Outlines For Investors How Its Innovation-Based Strategy and Robust Pipeline Will Drive Future Growth Following Upcoming Patent Expirations

•	Company remains committed to speeding innovation to patients and delivering value to customers.

•	R&D pipeline boasts 70 potential medicines in clinical development, including 33 in Phases II and III.

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Company expects at least ten potential new medicines in Phase III by the end of 2011, representing opportunities to improve patient outcomes in core therapeutic areas such as neuroscience, diabetes and oncology, as well as new areas such as autoimmunity.

•	Performance of currently marketed brands and three counter-cyclical growth engines of Japan, emerging markets and Elanco animal health expected to significantly counteract patent losses.

•	Productivity gains continue to reduce the company’s cost structure and create the capacity to fund R&D and business development, as well as to maintain the dividend.

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Consistent with previous guidance, financial outlook for 2011-2014 predicts at least $20 billion of revenue, $3 billion of net income and $4 billion of operating cash flow annually, with a return to growth after 2014 fueled by new product launches.

NEW YORK – At its meeting today with the investment community aptly entitled “Bridging to the Future,” Eli Lilly and Company (NYSE: LLY) highlighted how its transformation efforts and innovation-based strategy will enable it to overcome upcoming patent expirations and deliver the next generation of promising medicines to patients. The company’s senior management detailed the progress being made in its scientific labs and across Lilly’s five business areas to increase productivity and accelerate the flow of potential new medicines from its robust development pipeline. The company also reaffirmed its mid-term financial outlook.

“At Lilly, our future relies upon our ability to successfully discover and develop innovative medicines that address unmet patient needs,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “We’re pursuing an R&D-based strategy in full knowledge that the bar for innovative medicines has never been higher and that our industry faces many challenges. Despite these challenges, global demographic and economic trends make a compelling case for innovative medicines. As people around the world live longer and global incomes rise, the demand for innovative medicines will continue to grow.

“As a company, we are well-positioned to meet that demand. We’re a top-five player in our major lines of business – diabetes, oncology, neuroscience and animal health – and these represent, along with autoimmune diseases, many of the largest and fastest-growing categories of medicines. The need is great, the scientific knowledge base is expanding exponentially, and the research and development tools continue to improve. Lilly has moved quickly to transform and reenergize our innovation engine, deliver a new wave of potential new medicines, bridge our patent expiration period and ignite a new period of growth.”

Research and Development

Jan Lundberg, Ph.D., executive vice president, science and technology, and president of Lilly Research Laboratories, detailed the progress the company has made in building its clinical development pipeline and the actions the company is taking to create a sustainable R&D model that delivers medical innovation to patients.

“Today, Lilly has 70 potential new medicines in its clinical pipeline, providing a solid substrate to support a series of launches between 2011 and 2017. We have opportunities to improve patient outcomes in many therapeutic areas, including Lilly’s traditional areas of strength such as neuroscience, diabetes and oncology, as well as new areas such as autoimmunity. While we have significantly increased the number of molecules in our pipeline, we are also focused on developing a more high-quality clinical pipeline, so that the potential medicines we develop have the best possible chance of being approved and providing a meaningful benefit for patients.”

Over the past decade, Lilly has more than tripled the number of molecules entering the clinic from five per year to more than 16 per year. The company has also steadily increased the number of molecules in its mid- to late-stage clinical development pipeline. Lilly now has 24 potential new medicines in Phase II, and nine more in Phase III, for a total of 33, up from only seven molecules in 2005. As a result of the pipeline progress, the company is on pace to meet or exceed its corporate goal of 10 new molecular entities (NME’s) in Phase III by the end of this year.

Lundberg continued, “Our progress in R&D has not only positioned Lilly for growth after 2014, but has built an R&D engine with global reach that can deliver new medicines accepted by regulators, reimbursed by payers, and benefiting patients, while generating a positive return for shareholders over the long term. The size, the quality, and the progression of our pipeline reflect a systematic effort to increase the efficiency and effectiveness of our R&D in a way that will produce the only results that matter: innovative medicines that address important unmet patient needs.”

Lilly has also launched a new interactive pipeline website, providing more detail than ever before on its molecules in clinical development. This new interactive way of learning about the Lilly pipeline enables users to quickly view a snapshot of the number of molecules Lilly currently has in development by Phase or therapeutic area, as well as gain more detail about the individual molecules being studied. To view the new interactive pipeline website, please visit www.lilly.com/research/Pages/pipeline.aspx.

Corporate Strategy and Financial Expectations

Derica Rice, Lilly executive vice president, global services and chief financial officer, reviewed the company’s strategy to address and overcome challenges due to forthcoming patent expirations and the need to fund a maturing late-stage pipeline. This strategy has three parts:

1.	Replenish and advance the pipeline – aiming for at least ten NMEs in Phase III by the end of 2011;

2.	Drive growth in the company’s currently marketed brands and the three counter-cyclical growth engines of Japan, emerging markets and Elanco animal health; and

3.	Drive productivity gains and reduce the company’s cost structure to create the capacity to fund R&D, recapitalize the company’s physical asset base and maintain the dividend.

Rice noted that Lilly’s strategy does not include entry into the broad generics space, diversification outside its core business, or a large-scale merger or acquisition.

“We have been strengthening our financial performance for much of the past decade,” said Rice. “This puts us in a strong position to overcome our current challenges, progress the pipeline and return to growth after 2014 fueled by new launches. We have made ‘increasing productivity’ a company mantra. Even as we drove sales volume of our currently marketed brands, invested to drive growth in our counter-cyclical growth engines and aggressively engaged in business development, we also improved gross margins, contained SG&A and R&D spend, and significantly reduced global headcount.

“We are on track to achieve our goals of cutting $1 billion from our cost structure and reducing global headcount by 5,500 excluding strategic additions by the end of 2011. Through these combined efforts, we’ve created the capacity to absorb the patent losses, re-base the company, fund the maturing pipeline, recapitalize our physical asset base and maintain our dividend at least at its current level.”

Rice reaffirmed the company’s medium-term financial outlook during the major patent expiry years of 2011 to 2014, including at least $20 billion of revenue, $3 billion of net income and $4 billion of operating cash flow annually.

During this time period, the company anticipates annual revenue of at least $20 billion, compared with 2010 revenue of approximately $23 billion. The company estimates that various patent expirations affecting Zyprexa®, Cymbalta®, Evista®, and Gemzar® will reduce annual revenue by roughly $7 billion from 2010 to 2014, but expects a significant portion of that reduction will be offset by three key areas of revenue growth. The counter-cyclical growth engines of Japan, Elanco, and emerging markets could add over $4 billion of incremental revenue by 2015, while current brands such as Alimta®, Cialis®, Forteo® and the diabetes care portfolio, as well as recent business development additions, will also provide incremental revenue.

At a minimum, gross margin as a percent of revenue is expected to be in the mid-70 percents. Research and development expense is expected to be no more than 25 percent of revenue through the period. The maximum level of the tax rate is expected to be in the mid-20 percent range.

Earnings per share are expected to decline from 2011 to 2012, increase in 2013, and then decline again in 2014.

Throughout this period, net income is expected to be at least $3 billion and operating cash flow to be at least $4 billion annually. This level of operating cash flow would solidly position the company to fund research and development, capital expenditures of approximately $800 million per year, the dividend at least at its current level and select business development transactions.

As the company operates during this challenging time period, it expects its financial performance to produce sufficient operating cash flow to enable it to execute on its innovation-based strategy, reward shareholders, and emerge from the major patent expiry years with greater strength and capacity to drive future growth.

Business Area Updates

Lilly’s commercial operations are centered around the company’s five business areas: Diabetes, Bio-Medicines, Oncology, Emerging Markets and Elanco Animal Health. At today’s meeting, each of the area’s five business leaders provided an update on their strategies and growth prospects, the performance of key marketed products, and highlights of select late-stage and mid-stage pipeline molecules.

Diabetes

Diabetes has become a global epidemic. Today, an estimated 285 million people worldwide have diabetes. By 2030, that number is expected to rise to over 430 million. Lilly has set an ambitious, long-term goal to reclaim leadership in diabetes. The company intends to significantly increase its global share of market in the diabetes category, as defined by orals, GLP-1s and insulins. Enrique Conterno, senior vice president and president of Lilly Diabetes, outlined the company’s strategy to achieve this goal.

“While many of our competitors limit their focus to one or, at most, two classes of diabetes medicines, our strategy is to provide a comprehensive portfolio of treatments and delivery devices,” explained Conterno. “We intend to offer medicines in three important segments with significant growth opportunities - oral agents, GLP-1s and insulins, including both mealtime and basal insulins. Our diabetes portfolio is not only broad but also includes solutions that complement each other. By offering a true continuum of solutions, including relevant clinical information for physicians and education for patients, we believe we can become a valued partner along every stage of a patient’s journey with diabetes.”

In addition to Humalog®, Humulin® and Byetta®, the Lilly Diabetes portfolio currently includes Tradjenta™, recently launched in the U.S., Bydureon®, recently approved in Europe, and four more potential medicines that could all launch in the next five years.

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Tradjenta – In May, the company launched Tradjenta, an oral once-daily tablet for type 2 diabetes, in the U.S. with its alliance partner, Boehringer Ingelheim. Tradjenta, a new DPP-4 inhibitor, is the first product from the alliance to reach the market. Tradjenta recently received a positive opinion from Europe’s CHMP. A European Commission decision is expected within the next three months.

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Bydureon – The company continues to work with its partners, Amylin Pharmaceuticals, Inc. and Alkermes, Inc., to successfully commercialize Bydureon. Bydureon recently received European marketing authorization, making it the first and only once-weekly treatment approved for type 2 diabetes. The companies expect to launch Bydureon in the United Kingdom and Germany in the third quarter of 2011. Bydureon was recently submitted for regulatory review in Japan. In the U.S., the response to the FDA’s complete response letter for Bydureon is on track for the second half of 2011.

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Empagliflozin (BI 10773) – Another oral agent in the Boehringer Ingelheim alliance, empagliflozin, or BI 10773, is a sodium glucose co-transporter 2 (SGLT-2). The molecule moved into Phase III in mid-2010, with the potential to launch in 2014.

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Dulaglutide (GLP-Fc) – Dulaglutide is a long-acting GLP-1 analog. Four out of five Phase III AWARD trials are fully enrolled, with the fifth to follow soon. All trials are enrolling ahead of schedule. In addition, a cardiovascular outcomes trial, named REWIND, is about to start. The company expects the first data readout from the AWARD trials for dulaglutide in mid-2012 and could submit for regulatory review in 2013.

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Basal Insulins – The company has two basal insulins in development, both of which are advancing rapidly and are part of the alliance with Boehringer Ingelheim. Phase III studies of the company’s innovative basal insulin are planned to start in the second half of 2011, with potential regulatory submission in 2014. The second basal insulin, an insulin glargine product, is also expected to initiate Phase III studies in the second half of 2011.

Bio-Medicines

The Bio-Medicines business area is the company’s largest in terms of revenue, and accounts for nearly half of potential medicines in the company’s mid-to-late stage pipeline. It operates in the ‘U.S., Europe, Japan, Australia, New Zealand and Canada, and includes the neuroscience, cardiovascular, urology and bone-muscle-joint therapeutic areas, as well as the autoimmune disease platform. The company’s two best-selling medicines, Zyprexa and Cymbalta, are part of this business area, as are several important growth products, including Cialis, Forteo and Effient. The Bio-Medicines pipeline includes Phase II and Phase III molecules targeting Alzheimer’s disease, schizophrenia, depression and rheumatoid arthritis, among others.

Bryce Carmine, executive vice president and president of Lilly Bio-Medicines, provided an overview of the challenges and opportunities of this diversified business area.

“In Lilly Bio-Medicines, our near-term business remains strong. We will continue to maximize the full value of our marketed products beginning with Cymbalta and Cialis. Even after we lose U.S. patent exclusivity on products such as Zyprexa, we will leverage long revenue tails in key countries outside the U.S., especially in Japan. We are also making progress toward replenishing our portfolio for the long-term through innovation in our labs and strategic business partnerships. Lilly Bio-Medicines is prepared to conquer the challenges before us, deliver valued innovation to customers and make a meaningful difference in patients’ lives.”

Select key molecules in the Bio-Medicines mid-to-late stage clinical pipeline include:

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Solanezumab – The company continues to study this anti-A-beta monoclonal antibody as a potential treatment for Alzheimer’s disease. Two multi-national Phase III registration studies, EXPEDITION and EXPEDITION 2, are fully enrolled. Both studies are expected to be completed in the first half of 2012.

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mGlu 2/3 – Completion of a Phase II active comparator monotherapy global trial for this potential schizophrenia compound is expected by early 2012. A Phase II add-on therapy trial is expected to be completed later in 2012. Two ongoing global Phase III monotherapy trials are projected to complete by mid-2013.

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NERI – In late 2010, the company disclosed promising Phase II data for NERI in two acute studies in depression. The company currently has five Phase III studies in process to support a U.S. registration. In 2012, the company plans to start comparator studies to support European and Japanese registrations.

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Anti-BAFF monoclonal antibody - Two Phase II clinical trials, completed in 2010, supported the company’s decision to begin Phase III trials in rheumatoid arthritis (RA). Phase III trials for both RA and lupus are currently underway and are expected to be completed in 2014.

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Anti -IL-17 monoclonal antibody – Based on encouraging Phase II data, the company is initiating a Phase III program for this antibody. The company intends to begin a Phase III program in psoriasis in 2011 and is actively planning Phase III trials in RA, psoriatic arthritis as well as ankylosing spondylitis.

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JAK1 / JAK2 inhibitor – This molecule is being developed in partnership with Incyte Corporation as a potential oral therapy for rheumatoid arthritis and possibly other autoimmune diseases. The current Phase IIB study in RA is ongoing, with an anticipated completion in early 2012.

Oncology

With the acquisition of ImClone and the progression of its own pipeline and product portfolio, Lilly has emerged as a global leader in oncology. Lilly Oncology currently ranks third in global oncology sales and has two of the top ten oncology brands – Alimta and Erbitux®. Lilly also has one of the largest and most diverse oncology pipelines in the industry, consisting of more than 30 assets in clinical development – including 13 in Phase II and III.

Sue Mahony, Ph.D., senior vice president and president of Lilly Oncology, highlighted the growing need for new cancer therapies, as well as the company’s top three priorities of growing existing products, delivering the Phase III pipeline and developing a high-value pipeline while effectively managing costs.

“More than 12 million people will be diagnosed with cancer this year. By 2050, that number is expected to double,” said Mahony. “Clearly, oncology represents a huge opportunity for Lilly to help patients. We are well-positioned to seize this opportunity with market-leading products and more than 30 potential new medicines in clinical development. We are also focused on new approaches to development in order to progress a pipeline of this size and potential in a cost-effective way. ”

Alimta, one of the fastest growing oncology products worldwide in 2010, is now the market leader in first-line advanced nonsquamous non-small cell lung cancer in nearly all major geographies. The company is conducting additional Phase III studies on Alimta to potentially expand its use in this and other settings.

The company continues to work with its partners, Bristol-Myers Squibb and Merck KGaA, to maximize the growth potential of Erbitux. Erbitux is currently approved in certain indications for colorectal cancer and head and neck cancer. The companies have submitted Erbitux to the U.S. FDA as first-line treatment in head and neck cancer and non-small cell lung cancer. The companies also expect to submit Erbitux for first-line metastatic colorectal cancer in the second half of 2011.

Key Phase III molecules in the oncology pipeline include:

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Ramucirumab (IMC-1121B) – There are currently six ongoing Phase III trials with ramucirumab – as a single agent or in combination with chemotherapy – in five different tumor types: liver, gastric, colorectal, non-small cell lung and breast cancers. All the trials are in a second-line setting and have overall survival as the primary endpoint, with the exception of the breast cancer trial. The company plans to submit the first of these indications by 2014.

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Necitumumab (IMC- 11F8) – A Phase III study evaluating necitumumab in combination with Gemzar and cisplatin as a first-line treatment for squamous cell non-small cell lung cancer is ongoing and has enrolled more than half of the projected total 1,100 patients. Results are expected in mid-2013.

•	Enzastaurin - Enzastaurin is currently being evaluated in a Phase III clinical trial for maintenance therapy for diffuse large B-cell lymphoma. U.S. regulatory submission is expected in late-2013.

In addition to the Phase III pipeline, the company has a robust early- and mid-stage oncology pipeline, including ten molecules in Phase II and 21 in Phase I. Many of these molecules have novel mechanisms of action and intriguing early data in areas of significant unmet need. These include small molecule inhibitors of pathways such as TGF beta and hedgehog, critical cellular kinases including Chk1, GSK3 beta, and JAK2 and the cell cycle regulator Eg5, as well as antibodies directed against important signaling molecules including the BAFF, C-met, VEGFR1 and insulin-like growth factor receptors. Many of these molecules also present opportunities to develop more tailored cancer treatment therapies.

Emerging Markets

Lilly’s emerging markets business includes many of the world’s fastest-growing markets, including six of the so-called “pharmerging markets”- China, Russia, Brazil, Mexico, South Korea, and Turkey. Lilly aims to increase its presence in these countries and others where strong growth rates for pharmaceuticals are projected over the next decade.

Jacques Tapiero, senior vice president and president of Emerging Markets, provided an overview of the opportunities and challenges in each of the six key emerging market countries, and the strategy Lilly will follow to build a sustainable and profitable business. Tapiero has set the goal of doubling Lilly’s sales in the emerging markets from 2010 to 2015.

In order to build a sustainable and profitable emerging markets business, the company has prioritized certain segments, therapeutic areas and geographies in which it will compete. The company will focus on its innovation-based pipeline of patented Lilly brands and off-patent Lilly brands when appropriate. It will also launch select branded generics in certain markets to complement its portfolio, but will not participate in the commodity generic segment. Lilly’s emerging markets business will focus on three core therapeutic areas: diabetes, oncology and neuroscience. In terms of geography, China remains the highest priority, followed by the remaining five key emerging market countries and then 10 other markets.

“The emerging markets represent tremendous opportunity for an innovation-based company like Lilly,” said Tapiero. “In these markets, there is strong economic growth and a rising middle class, resulting in greater demand for new medicines. There is also a strong commitment to healthcare reform. In fact, by 2015, it is expected that the 10 fastest-growing economies will be in emerging markets; and over the next five years, two-thirds of the global pharmaceutical growth will be driven by emerging markets. As the aging populations in these markets rise to higher standards of living, there is a clear evolution towards chronic diseases such as diabetes, cancer and Alzheimer’s disease. With our portfolio and pipeline, Lilly is well-positioned to meet the needs of these patient populations.”

To illustrate the company’s commitment to emerging markets, Tapiero provided a summary of the company’s investment activities in China. “In China, our number one priority market, we have invested across the value chain. We’ve more than doubled the number of employees in less than two years, mostly in sales. This has enabled us to expand our reach from about 70 cities to more than 300. We’re building a second manufacturing plant and we’re building a dedicated Diabetes Research Center that will allow us to address diabetes specifically in Chinese patients. Even as we are investing, we are seeing strong sales growth with our new products and legacy products. We’ve doubled sales over the past three years, and our plan is to double them again over the next three years. We expect to reach $1 billion in sales in China by 2015.”

Animal Health

Elanco Animal Health provides both diversification and growth potential to the company’s operations. Elanco is currently the fourth-largest animal health company in the industry, and its sales continue to grow at nearly double the rate of its major competitors, bolstered by strong product performance, recent acquisitions, and the launch of its companion animal business.

Jeff Simmons, senior vice president and president of Elanco Animal Health, provided an overview of Elanco and the animal health industry, the trends and opportunities in his business and the transformation Elanco is undertaking to deliver future growth to Lilly over the next several years.

“Our strategy at Elanco is centered on two core principles – create ‘mission-critical’ value for customers and deliver innovative new products,” said Simmons. “Over the past five years, we have diversified our geographic presence and our portfolio, and completely transformed our business. Elanco has launched four new businesses – dairy, food safety, vaccines and, most importantly, companion animals. Elanco’s companion animal business has launched four new products in three years. We have expanded in emerging markets with a focus on Latin America and Asia and have completed four major acquisitions over four years that were animal health driven and strategic in nature.”

“Animal health represents a very strong market opportunity,” explained Simmons. “In the past 10 years, the industry has grown on average more than six percent per year and is now is a $20 billion industry. Elanco’s growth has outpaced our competitors as our revenue has now climbed to nearly $1.4 billion. That growth is expected to continue.”

Simmons concluded, “At Elanco, we are well-positioned to outpace the industry and expect to double profits over the next four to five years, driven by an innovative pipeline and effective market execution. We also see strong growth potential in Europe, as well as the companion animal and vaccines segments. The combination of favorable external trends, our strong track record, and an aggressive internal growth plan will enable longer-term, sustained growth of Lilly’s animal business.”

Webcast of Investment Community Meeting

A live webcast of the Lilly Investment Community meeting, along with presentation slides, is available through a link on Lilly’s web site at www.lilly.com. The meeting will start today at 8:15 a.m. Eastern Daylight Time and last until approximately 12:30 p.m. The webcast will be available for replay through July 29, 2011.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. More information about Lilly is available at www.lilly.com.

C-LLY

This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; the rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; business development transactions; changes in tax law; asset impairments and restructuring charges and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see the company’s latest Forms 10-Q and 10-K, filed with the Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

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Alimta® (pemetrexed, Lilly)

Bydureon® (exenatide for prolonged release suspension for injection, Amylin Pharmaceuticals)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

Erbitux® (cetuximab, ImClone Systems, Lilly)

Evista® (raloxifene, Lilly)

Forteo® (teriparatide [rDNA origin] injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Tradjenta™ (linagliptin, Boehringer Ingelheim)

Zyprexa® (olanzapine, Lilly)